Exhibit 4

Denison Mines Corp.
Atrium on Bay, 595 Bay Street, Suite 402
Toronto, ON M5G 2C2
Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com
PRESS RELEASE
DENISON FILES ANNUAL REPORT ON FORM 40-F
Toronto, ON — April 1, 2009... Denison Mines Corp. (DML:TSX) (NYSE AMEX:DNN) (“Denison” or the “Company”) today announced that it has filed its 2008 annual report on Form 40-F with the U.S. Securities and Exchange Commission (SEC). Denison’s Form 40-F, which includes its audited financial statements for the year ended December 31, 2008, is available on Denison’s website at www.denisonmines.com (by clicking on “Reports & Filings” on the website main page) and on the SEC’s website at www.sec.gov. In addition Denison has filed with Canadian regulatory authorities its Annual Information Form.
Holders of Denison’s securities may receive a free printed copy of the Company’s most recent Form 40-F and Annual Report, including the audited financial statements, by contacting the Company’s Corporate Secretary by email at adesautels@denisonmines.com, by submitting a request at www.denisonmines.com (by clicking on “eCommunications” on the website main page) or by writing to Denison Mines Corp., Atrium on Bay, 595 Bay Street, Suite 402, Toronto, ON M5G 2C2, Canada.
About Denison
Denison Mines Corp. is a premier intermediate uranium producer in North America, with mining assets in the Athabasca Basin region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. Further, the Company has ownership interests in two of the four conventional uranium mills operating in North America today. Denison also has a strong exploration and development portfolio with large land positions in the United States, Canada, Mongolia and Zambia.
For more information, please contact

E. Peter Farmer	(416) 979-1991 Extension 231
Chief Executive Officer

Ron Hochstein	(416) 979-1991 Extension 232
President and Chief Operating Officer

James R. Anderson	(416) 979-1991 Extension 372
Executive Vice President and Chief Financial Officer